SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 23, 2001

                IPI, Inc.
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-15563 (Commission File Number)	41-1449312 (I.R.S. Employer Identification No.)

8091 Wallace Road Eden Prairie, Minnesota (Address of principal executive offices)	55344 (Zip Code)

Registrant’s telephone number, including area code: (952) 975-6200

Item 2. Acquisition or Disposition of Assets

        As reported in previous filings in the year 2000, IPI, Inc. acquired 2,175,500 shares of common stock of Conseco, Inc. (NYSE: CNC), an Indiana based insurance and financial services company. On January 23, 2001 the Company sold 814,800 shares of common stock of Conseco. The Company continues to retain a significant position in Conseco stock with 1,360,700 shares.

        Net proceeds from the sale of Conseco stock totaled approximately $13,319,000 ($2.90 per share), which resulted in an after-tax gain of $4,337,000 or $.89 per share. A portion of the proceeds from the sale will be used to pay off all margin debt of about $4,500,000 incurred in purchasing shares of Conseco stock. The shares were purchased for investment purposes only and the Company has no relationship to Conseco, Inc. other than that of shareholder. All shares were purchased and sold in open market transactions.

        From time to time, the Company has invested and may invest in other businesses or companies other than its core businesses of franchising and operating fast turnaround business printing operations and franchising learning centers. Although the Company has invested in other businesses or companies, the Company does not intend to become an investment company and intends to remain primarily an operating company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IPI, INC.
BY /S/ David M. Engel David M. Engel Vice President of Finance and Chief Financial Officer

Dated: February 7, 2001

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